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                                                                       Exhibit 4

                         PLAN OF MERGER AND LIQUIDATION



This plan of merger and liquidation has been entered into on the twentieth day of May, 1999, by ONE Fund, Inc. ("ONE Fund"), a Maryland corporation, on behalf of its Global Contrarian and Tax-Free Income portfolios (the "Liquidating portfolios") and its International and Income portfolios (the "Surviving portfolios").

Whereas, ONE Fund is a registered investment company under the Investment Company Act of 1940 as amended (the "1940 Act");

Whereas the Board of Directors of ONE Fund has determined that the transactions described herein are in the best interests of the shareholders of each of the Liquidating portfolios and Surviving portfolios;

Whereas the Board of Directors has determined that the transactions described herein will not dilute the interests of any shareholder of the Liquidating portfolios and the Surviving portfolios;

Whereas paragraph (2)(e) of Article Sixth of ONE Fund's Articles of Incorporation provides for the equitable liquidation of any particular class of the common stock of ONE Fund;

Whereas the Board of Directors has agreed that the Global Contrarian portfolio should be merged into the International portfolio, and that the Tax-Free Income portfolio should be merged into the Income portfolio; and

Whereas the Board of Directors has recommended that this plan of merger and liquidation be approved by the shareholders of each of the Liquidating portfolios,

Now, therefore, all the assets, liabilities and interests of the Liquidating portfolios shall be transferred on the closing date to the corresponding Surviving portfolios as described below, provided, however, that these transactions shall not be effected as to either Liquidating portfolio unless and until this plan shall have first been approved by a majority of the shareholders of that portfolio as provided in ONE Fund's By-laws.

1. The closing date shall be a day on which ONE Fund is open for business and the New York Stock Exchange is open for unrestricted trading. It shall be a day determined by ONE Fund's management as soon as practicable after approval of this plan by the Liquidating portfolios' shareholders.

2. On or before the closing date, and prior to effecting the transactions, ONE Fund shall have received a satisfactory written opinion of legal counsel that the transactions described herein shall qualify as a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended.

3. On the closing date, prior to the effecting of the transactions described in paragraph 4 below, each of the Liquidating portfolios shall distribute and pay to its respective shareholders of record, dividends representing substantially all of the portfolios' undistributed income and net realized capital gains, if any.

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4.   In exchange for all of his or her shares of the Liquidating portfolios, each shareholder of a Liquidating portfolio shall receive a number of shares, including fractional shares, of the corresponding Surviving portfolio equal in dollar value to the number of whole and fractional shares that shareholder owns in the Liquidating portfolio. Each shareholder of a Liquidating portfolio shall thereupon become a shareholder in the corresponding Surviving portfolio.

5. For purposes of these transactions, the shares of each portfolio shall be determined as of 4:00 p.m., eastern time, on the closing date. Those valuations shall be made in the usual manner as provided in ONE Fund's prospectus.

6. Upon completion of the foregoing transactions, both of the Liquidating portfolios shall be terminated and no further shares of common stock shall be issued by either of them. The classes of ONE Fund's common stock, par value one-tenth of a cent ($0.001) per share, representing the Liquidating portfolios shall thereupon be closed and the shares previously authorized for those classes may be reclassified by the Board of Directors as provided in Article Fifth of ONE Fund's Articles of Incorporation. ONE Fund's Board of Directors and management shall take whatever actions are necessary under Maryland law and the 1940 Act to effect the termination of the Liquidating portfolios.

7. As provided in the Investment Advisory Agreement, the costs and expenses of these transactions, including the preparation, filing, printing and mailing of proxy solicitation material, disclosure documents and related legal fees shall be borne by each of the Liquidating portfolios and Surviving portfolios pro rata based upon the total amount of net assets of each portfolio as a fraction of the total net assets of all four portfolios at the time any such costs and expenses are paid.

In witness whereof, ONE Fund, on behalf of each of the Liquidating portfolios and Surviving portfolios, has caused this plan of merger and liquidation to be executed and attested in the City of Montgomery, State of Ohio, on the date first written above.


ONE FUND, INC.



By: /s/ John J. Palmer
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        John J. Palmer, President


Attest:

/s/ Ronald L. Benedict, Secretary
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    Ronald L. Benedict, Secretary